Exhibit 10.1

DATED

16 May 2018

SETTLEMENT AGREEMENT

AMONG

INSPIRED GAMING (GIBRALTAR) LIMITED

AND

DMWSL 633 LIMITED

AND

INSPIRED ENTERTAINMENT, INC.

AND

LUKE L. ALVAREZ

This AGREEMENT is made on 16 May 2018

AMONG

(1)	Inspired Gaming (Gibraltar) Limited with a company registered number of 112428, and whose registered office is at 57/63 Line Wall Road, Gibraltar (the “Employer”);

(2)	DMWSL 633 Limited with a company registered number of 07176544, and whose registered office is at 3 The Maltings, Wetmore Road, Burton-On-Trent, Staffordshire, DE14 1SE (the “UK Company”);

(3)	Inspired Entertainment, Inc., a Delaware corporation, with its principal executive offices at 250 West 57th Street, Suite 2223, New York, NY 10107 (“Inspired US”), (together the “Inspired Parties”); and

(4)	Luke L. Alvarez (the “Executive”); (together the “Parties”).

BACKGROUND

A.	The Executive has served as President and CEO of the Employer under a service agreement with the Employer dated 1 April 2015 as amended by a letter of amendment dated 23 March 2017 (together the “Service Agreement”) and as President and CEO of Inspired US as an employee at will.

B.	The Executive has also served as a director of the UK Company under a letter of appointment dated 23 March 2017 (“Letter of Appointment”) and was separately designated to serve on various other Inspired affiliated Boards including Inspired US.

C.	On 16 May 2018 (the “Separation Date”) the Parties agreed to separate on an amicable basis, by means of the resignation with immediate effect by the Executive, from all directorships and employee and other positions he holds with any and all of the entities in the Inspired Entertainment, Inc. consolidated group of companies (each a “Group Company”) and pursuant to the other terms set out in this agreement (the “Agreement”).

IT IS AGREED THAT

1.	Save as set out specifically in this Agreement, all defined terms shall have the same meaning as under the Service Agreement.

2.	In this Agreement, “Claim” or “Claims” includes (without limitation) any and all actions, claims, rights, demands, and set-offs, including all causes of action and rights to bring any civil, criminal or regulatory complaint (whether before any court, tribunal, regulatory or other authority) arising or made (or to be made) in any jurisdiction whether in contract, tort or equity or under or in relation to any statute, regulation, rule or guidance. A Claim or Claims includes, but is not limited to, any action or proceedings of any kind for any relief including by way of equitable relief, damages, injunctions, declarations, costs and expenses (including, without limitation, the causes of action, suits or proceedings listed in Schedules 3, 4 and 5).

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3.	In consideration of the Executive’s agreements, covenants, representations and warranties herein, the Employer will pay to the Executive the following sums at the following times:

3.1.	The sum of £200,000, to be paid to you within seven days of the execution of this Agreement and the letters set forth in Schedules 1, 2 and 6 hereof;

3.2.	The sum of £325,000, to be paid to you in nine substantially equal monthly installments on or before the last business day of each such month, commencing on or before the last business day of June 2018 and ending on or before the last business day of February 2019 (which, in addition to the £200,000 amount to be paid to you earlier pursuant to clause 3.1, above, is equivalent to 12 months of salary under the Service Agreement and UK director fees);

3.3.	A sum equal to the value of 12 months of the Executive’s current health and life insurance premiums, to be paid to you in nine substantially equal monthly installments on or before the last business day of each such month, commencing on or before the last business day of June 2018 and ending on or before the last business day of February 2019; and

3.4.	The sum of £306,250, to be paid to you on or before 1 April 2019.

3.5.	Amounts paid shall be subject to all applicable income tax, social insurance and other lawful deductions as set out in Schedule 7.

3.6.	For convenience, a schedule of such payments is set forth in Schedule 7 hereof.

4.	In consideration of the above, the Executive agrees that he:

4.1.	shall resign with immediate effect from all directorships and employments referred to in the resignation letters set out in Schedule 6, and shall execute and deliver such letters, and shall resign with immediate effect from any and all other directorships and employee and other positions he may hold in or on behalf of any Group Company, and shall carry out any other act required or requested by the Employer to effect his resignation from any and all such positions. The Employer shall, without undue delay, take such steps as are necessary to give effect to the Executive’s resignation from any directorships or other office, trusteeship or position that he holds;

4.2.	shall not at any time after the Separation Date represent himself as connected with the Employer or any Group Company in any capacity other than as a former director and employee or as a shareholder; and

4.3.	irrevocably appoints Inspired US to be his attorney in his name and on his behalf to sign, execute or do any instrument or thing and generally to use his name in order to give the Inspired Parties (or their nominee) the full benefit of the provisions of this clause.

5.	In consideration of the above, the Executive agrees that he:

5.1.	has been paid his salary up to April 2018 and will be paid until 10 May 2018 and will be paid his accrued but unused holiday time in accordance with Schedule 7 and that he has received all contractual benefits up to 10 May 2018; and

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5.2.	has been reimbursed in respect of any properly authorised and approved expenses claims incurred up to and including 10 May 2018 in accordance with the Employer’s policies and the Executive warrants that he has notified the Employer in writing of all unclaimed expenses incurred prior to the date of this Agreement.

6.	The Employer shall pay direct to the Executive’s UK and Gibraltar legal advisers (“UK Adviser” and “Gibraltar Adviser” respectively), provided the Employer receives within 14 days of the date of this Agreement an invoice from them (addressed to the Executive and marked as payable by the Employer), their reasonable legal fees and other charges incurred solely in connection with advising the Executive on the termination of the Executive’s employment with the Employer and related resignations from directorships, up to an aggregate maximum of £10,000 (exclusive of VAT).

7.	With respect to the 617,515 Shares of Restricted Stock that were previously awarded to the Executive under the Inspired Entertainment, Inc. 2016 Long-Term Incentive Plan and an Award Agreement between the Executive and the Employer, and which are not yet vested (the “First Plan RSAs”), this clause acknowledges and confirms that the First Plan RSAs will continue to remain assigned to the Executive as set forth in such plan and the Award Agreement for a good leaver termination (i.e., termination without “cause” by service recipient) and be governed by the terms of such plan and award. The Inspired Parties confirm that Inspired US remains bound by the Restricted Stock Agreement dated 29 December 2016 and Inspired US may not amend the terms of the First Plan RSAs without the Executive’s prior written agreement.

8.	Set forth in Schedule 8 hereof is a jointly agreed statement of the Executive and the Executive Chairman of Inspired US, citing their mutual commitment to the success and continued growth of the business of the Group Companies and setting forth the rationale for the Executive’s departure. The Parties agree that any statements made concerning the Executive’s departure shall be consistent with the jointly agreed statement and otherwise in compliance with their respective obligations under clause 11.4 hereof.

9.	In regard to the Executive’s holdings of securities of Inspired US:

9.1.	The Executive holds 1,076,992 shares of Inspired US common stock at the transfer agent level in book-entry form, consisting of 926,272 shares awarded to the Executive under the Restricted Stock Agreement dated 29 December 2016 (308,757 of which shares no longer have performance conditions and 617,515 of which shares are the First Plan RSAs (as defined above) and still have performance conditions), and 150,720 shares issued to the Executive under a subscription agreement with Inspired US; and, based on a Form 4 filed by the Executive with the SEC, the Executive also holds an additional 5,000 shares, which he acquired in the open market on February 26, 2018; and as a result of the foregoing the Executive holds a total of 1,081,992 shares, 617,515 of which shares are unvested.

9.2.	Inspired US shall use its best efforts to have effected with the U.S. Securities and Exchange Commission, on or prior to December 31, 2018, the registration for resale of the shares of Inspired US common stock held by the Executive as of the Separation Date and on the date such registration is to be effected, and the shares of Inspired US common stock underlying the First Plan RSAs held by the Executive as of the Separation Date and on the date such registration is to be effected; provided, that (i) the Executive shall supply such information, and at such times, as may reasonably be requested by Inspired US in order to effect and maintain the registration for resale of any such securities, and indemnify Inspired US against any losses arising out of any untrue statement or allegedly untrue statement of a material fact contained in such information or any omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (ii) Inspired US shall have the right to defer or suspend any such registration for so long as it would be materially detrimental to Inspired US and its stockholders for such registration to be effected or maintained, as applicable, as determined in the good faith judgment of the Board of Directors of Inspired US, with such determination to be evidenced to the Executive by a certificate to such effect signed by the Executive Chairman of Inspired US, except that the fact that the Executive was formerly the Chief Executive Officer and a director of Inspired US, or formerly held any of the other positions he held with any Group Companies, shall not be a sufficient basis for determining that effecting or maintaining such registration would be materially detrimental to Inspired US and its stockholders.

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10.	The Employer and Inspired US (i) will procure that the Executive continues to be covered by the Inspired US directors’ and officers’ insurance policy in respect of his actions while he was a director of Inspired US and any Group Company for so long as such cover is maintained for “retired directors” under such policy; and (ii) acknowledge that the terms of the current Inspired US certificate of incorporation (being the Second Amended and Restated Certificate of Incorporation of Inspired US), extend indemnification “[t]o the fullest extent permitted by applicable law” to “each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of [Inspired US] or, while a director or officer of [Inspired US], is or was serving at the request of [Inspired US] as a director, officer, general partner, manager, managing member, employee or agent of another corporation” (emphases supplied), state that the rights to such indemnification “shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators” and state that any repeal or amendment of the foregoing provisions “shall, unless otherwise required by law, be prospective only . . . and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment”.

11.	In consideration of the above:

11.1.	the Executive accepts the terms of this Agreement in full and final settlement and release of:

11.1.1.	the Claims listed at Schedule 3 (the “Gibraltar Claims”), the Claims listed at Schedule 4 (the “UK Claims”), the claims listed at Schedule 5 (the “US Claims”), and any other Claims as defined in this Agreement; and

11.1.2.	any other Claims which the Executive has or may have now or in the future against the Employer or any Group Company or its or their current or former directors, officers, employees or workers arising out of or in connection with the Executive’s directorships, employment or other offices or positions, or their respective cessations (whether or not the Executive or the Employer or any Group Company could have contemplated such a Claim at the date of this Agreement) but excluding any Claim in respect of any breach of this Agreement or personal injury Claims of which the Executive is currently unaware which the Executive may have relating to his employment with the Employer. The Inspired Parties confirm and warrant that, as at the date of this Agreement, the Group Companies and their directors and officers are not aware of any circumstances relating to the Executive’s employment with the Employer and/or directorship(s) or otherwise howsoever that would give rise to any Claim or the contemplation of any claim now or in future by an Inspired Party against the Executive and accordingly they and their directors and officers have no intention as at the date of this Agreement to make any such Claim against the Executive;

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11.1.3.	the release in this clause 11.1 shall not apply to:

a.	any claim by the Executive to enforce this Agreement;

b.	any claim by the Executive solely as a shareholder of Inspired US, which claim arises entirely in the future, and for the avoidance of doubt is not a claim arising out of or in connection with any of his directorships, employment or other offices or positions with any Group Company, or their respective cessations;

c.	the Executive’s accrued pension rights; or

d.	any personal injury claim of which the Executive is not aware and could not reasonably have been aware at the time of signing this Agreement.

11.2.	the Executive confirms that he will continue to be bound by:

11.2.1.	the Executive’s obligations owed to the Employer or any Group Company relating to confidential information (clause 16 of the Service Agreement);

11.2.2.	the Executive’s obligations owed to the Employer or any Group Company under clause 17.2 of the Service Agreement, and

11.2.3.	the Executive’s obligations owed to the Employer or any Group Company relating to restrictive covenants (clause 19 of the Service Agreement);

11.3.	the Executive shall not, save as required by law, at any time disclose the terms of this Agreement (other than to the Executive’s immediate family, professional advisers or HM Revenue & Customs, or the Gibraltar Commissioner of Income Tax). The Inspired Parties shall not, and shall cause the Group Companies not to, disclose the terms of this Agreement other than to their respective professional advisers and except as required by HM Revenue & Customs or the Gibraltar Commissioner of Income Tax, or as otherwise required by law, regulation or necessary business practice (including without limitation to the Gambling Commissioner or other gambling or gaming regulator or similar authority in any jurisdiction), or under the public disclosure requirements of any jurisdiction in which that party is a public reporting or listed company;

11.4.	in addition to the obligations of the Executive under clause 17.2.3 of the Service Agreement, the Executive undertakes that at any time following the date hereof he will not make and shall use all reasonable endeavours to prevent the making of any disparaging or derogatory statements whether or not the statement is true, whether in writing or otherwise concerning the Employer or any Group Company or its or their past or current or future directors or officers or employees or consultants and the Inspired Parties undertake that at any time following the date hereof they will not make, shall cause the Group Companies not to make and shall use all reasonable endeavours to prevent the making of any disparaging or derogatory statements whether or not the statement is true, whether in writing or otherwise concerning the Executive, excluding in all events any statements required to be made by law, regulation or necessary business practice (including without limitation to the Gambling Commissioner or other gambling or gaming regulator or similar authority in any jurisdiction), or under the public disclosure requirements of any jurisdiction in which that party is a public reporting or listed company;

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11.5.	the Executive acknowledges that, except as provided for under this Agreement, there are no sums or securities owed to him by the Employer or any Group Company including any payments under any bonus, incentive, commission, share option or similar scheme and that neither the Employer nor any Group Company nor the trustees of any such scheme is or shall be liable to make any payment or provide him with shares (not including the First Plan RSAs referred to in paragraph 7) or other benefits under any such scheme;

11.6.	the Executive shall be entitled to retain his mobile phone numbers and the Employer and the Executive shall work together to ensure that this takes place within 28 days from the Separation Date; and

11.7.	the Executive agrees to make himself available to, and to co-operate with, the Employer and its advisers in respect of any current internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings in which the Executive was involved prior to the date hereof, which the Executive acknowledges this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Employer. The Employer will reimburse any reasonable expenses incurred by the Executive as a consequence of complying with his obligations under this clause, provided that such expenses are approved in advance by the Employer.

12.	The Executive shall indemnify the Inspired Parties on a continuing basis in respect of any income tax, social insurance or National Insurance contributions (save for employers’ National Insurance contributions), or equivalent in any other jurisdiction wheresoever and howsoever arising, due in respect of the payments and benefits in clause 3 save insofar as a deduction in respect of income tax, social insurance or National Insurance contributions have been made by the Employer or a Group Company from the payment and benefits (and any related interest, penalties, costs and expenses save where caused by any act or omission of the Employer or a Group Company). The Employer shall give the Executive reasonable notice of any demand for tax which may lead to liabilities on the Executive under this indemnity, and shall provide the Executive with reasonable access to any documentation he may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent the Employer from complying with its legal obligations).

13.	If the Executive breaches any material provision of this Agreement or pursues a Claim against any Group Company arising out of his directorships, employment or other positions or offices, or their respective cessations, he agrees to indemnify the Inspired Parties for any losses suffered as a result thereof, including all legal and professional fees.

If the Employer, a Group Company or an Inspired Party breaches any material provisions of this Agreement the Employer and the Inspired Parties US agree to indemnify the Executive for any losses suffered as a result thereof, including all legal and professional fees; provided, that if any such loss arises or allegedly arises from a failure to make a material payment hereunder, the breach shall be cured and no indemnification obligation shall arise if such payment is made within three (3) UK business days of the Executive giving the Inspired Parties notice of his failure to receive such payment.

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14.	The Executive warrants that:

14.1.	to the extent he has any of the Gibraltar Claims or UK Claims these have been asserted by him or by the Gibraltar or UK Adviser (as relevant) on his behalf to the Employer prior to the date of this Agreement;

14.2.	except for those Claims asserted as indicated in clause 11.1 above, the Executive has no other Claims of any nature against the Employer or any Group Company or its or their current or former officers, employees or workers, under any of the acts or regulations listed in Schedules 3, 4 and 5, or any other Claim;

14.3.	he has taken independent legal advice as to the full nature, terms and effect of this Agreement and in particular its effect on the Executive’s ability to pursue rights before an employment tribunal in Gibraltar and in the UK and will forthwith provide to the Employer a confirmation in the form set out in Schedules 1 and 2 to this Agreement from the Executive’s Gibraltar Adviser and UK Adviser and in both cases duly signed by the Executive’s Gibraltar and UK Advisers;

14.4.	he has been granted all leaves of absence to which he may have been entitled, and upon payment of the sums set forth in Paragraph 3 herein he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled;

14.5.	he has not been retaliated against for reporting any allegations of wrongdoing by the Inspired Parties or any Group Company or any of its or their officers, including any allegations of corporate fraud; and

14.6.	his waiver of rights and claims as herein provided is in exchange for payments and consideration under this Agreement.

15.	The Gibraltar Adviser was and is Christopher Allan Esq of Peter Caruana & Co, a Solicitor of the Supreme Court of Gibraltar whose firm holds a contract of insurance in force or an indemnity provided for members of a professional body covering the risk of a claim by the Executive in respect of loss arising in consequence of the advice.

16.	The UK Adviser was and is Mark Mansell, Esq. of Allen & Overy LLP, a Solicitor of the Supreme Court of England and Wales whose firm holds a contract of insurance in force or an indemnity provided for members of a professional body covering the risk of a claim by the Executive in respect of loss arising in consequence of the advice.

17.	In respect of the certificate from the Gibraltar Adviser and the Claims set out in Schedule 3, the conditions regulating compromise and settlement agreements under the provisions of section 62 of the Equal Opportunities Act 2006.

18.	In respect of the certificate from the UK Adviser and the Claims set out in Schedule 4, the conditions regulating settlement agreements under the provisions of the Equality Act 2010, the Employment Rights Act 1996 and the Working Time Regulations 1998, the Trade Union and Labour Relations (Consolidation) Act 1992 the Sex Discrimination Act 1975, the Race Relations Act 1976, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Age) Regulations 2006, the Disability Discrimination Act 1995, the Equal Pay Act 1970, and the National Minimum Wage Act 1998 are satisfied.

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19. The Executive accepts that the Inspired Parties (for themselves and on behalf of the Group Companies) are entering into this Agreement in reliance upon the warranties provided by the Executive in paragraph 14 of this Agreement.

20. The Executive acknowledges that his obligations under this Agreement constitute severable undertakings given for the benefit of the Inspired Parties and each Group Company and may be enforced by Inspired US on behalf of any of them.

21.	The Executive has not been induced to enter into this Agreement in reliance on, nor has he been given, any warranty, representation, statement, agreement or undertaking of any nature whatsoever other than as are expressly set out in this Agreement and the Inspired Parties (for themselves and on behalf of the Group Companies) accept that the Executive is entering into this Agreement in reliance upon the warranties in this Agreement.

22.	This Agreement is made without admission of wrongdoing or liability on the part of the Inspired Parties or any Group Company.

23.	Any Group Company, officer, employee, worker or shareholder or consultant may enforce and take the benefit of those clauses of this Agreement in which reference is expressly made to such Group Companies, officers, employees, workers or consultants subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. No consent of any such Group Company, director, officer, employee or shareholder or consultant will be required for the variation or rescission of this Agreement. Except as provided in this clause, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

24.	No failure or delay by the Executive, the Employer or any Group Company in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same remedy or right or the exercise of any other remedy or right.

25.	If any provision of this Agreement shall be, or become, void or unenforceable for any reason within any jurisdiction, this shall not affect the validity of that provision within any other jurisdiction or any of the remaining provisions of this Agreement.

26.	This Agreement is governed by the laws of Gibraltar and the Courts of Gibraltar shall have exclusive jurisdiction to determine any dispute arising under or in respect of it, SAVE THAT:

26.1.	to the extent any dispute shall arise under or in respect of the releases of the Claims set out in Schedule 4 and/or 5, the laws specified in the said Schedules shall, as appropriate, apply to that dispute and the Courts of the place specified in the said Schedules shall have jurisdiction to determine such matters; and

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26.2.	the provisions relating to the UK Adviser and the UK Adviser certificate at Schedule 2 shall be governed by the laws of England and Wales and the Courts of England and Wales shall have jurisdiction to determine any dispute arising under or in respect thereof.

27.	The Executive remains bound by all provisions of the Service Agreement which by their terms survive the termination or other cessation of his directorships, employment or other offices or positions, including but not limited to the confidentiality terms set forth therein.

27.1.	Notice of Immunity Under the US Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016: Notwithstanding any other provision of this Agreement or the Service Agreement, (1) Executive will not be held criminally or civilly liable in the US under any federal or state trade secret law for any disclosure of a trade secret that: (a) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

27.2.	If Executive files a lawsuit for retaliation by any of the Inspired Parties or any Group Company for reporting a suspected violation of law, Executive may disclose the relevant company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing trade secrets under seal; and (b) does not disclose trade secrets, except pursuant to court order.

27.3.	Executive understands and acknowledges that his obligations under this Agreement and the Service Agreement with regard to any particular confidential information shall continue until such time as such confidential information has become public knowledge other than as a result of Executive’s breach of this Agreement or the Service Agreement, or breach by those acting in concert with Executive or on Executive’s behalf.

28.	Each party to this Agreement has reviewed and revised this Agreement. Each party to this Agreement has had the opportunity to have such party’s legal counsel review and revise this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or schedules to this Agreement.

29.	At the time of considering or executing this Agreement, Executive was not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired. Executive is competent to execute this Agreement and knowingly and voluntarily waives any and all Claims he may have against all released parties hereunder or set forth in Schedules 3, 4 or 5. Executive certifies that he is not a party to any bankruptcy, lien, creditor-debtor or other proceedings which would impair his right or ability to waive all claims he may have against the Inspired Parties or any Group Company.

30.	Any notice to be served on the Executive shall be served on him by email at such email address as the Executive shall notify to the Inspired Parties.

31.	This Agreement may be executed in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

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This Agreement is marked “without prejudice” and “subject to contract” but, once signed by the parties, shall have effect as, and can be relied on as evidence of, a binding agreement. For the avoidance of doubt, this Agreement shall not be binding unless and until it is signed by the parties.

Signed:	/s/ Luke L. Alvarez
Luke L. Alvarez
Date: 16/5/18

Signed:	/s/ Stewart F.B Baker
Stewart F.B. Baker on behalf of Inspired Gaming (Gibraltar) Limited
Date: May 16, 2018

Signed:	/s/ Stewart F.B. Baker
Stewart F.B. Baker on behalf of DMWSL 633 Limited
Date: May 16, 2018

Signed:	/s/ Stewart F.B Baker
Stewart F.B. Baker on behalf of Inspired Entertainment, Inc.
Date: May 16, 2018